AMENDMENT TO

ADVISORSHARES ADVISORY AGREEMENT

This amendment (the “Amendment”) to the AdvisorShares Advisory Agreement dated June 2, 2009, by and between AdvisorShares Investments, LLC and AdvisorShares Trust (the “Trust”) (the “Agreement”) is effective as of July 1, 2013 (the “Effective Date”).

WHEREAS, the Trust is adding certain new funds to the Trust and desires to update Schedule A of the Agreement; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(i) Schedule A to the Agreement is hereby amended and restated as provided on Schedule A attached hereto; and

(ii) All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names on their behalf by and through their duly authorized officers, as of the date set forth above.

ADVISORSHARES TRUST,

on behalf of each series of the Trust set forth in Schedule A

/s/Dan Ahrens
Name: Dan Ahrens
Title: Secretary & Treasurer

ADVISORSHARES INVESTMENTS, LLC

/s/Dan Ahrens
Name: Dan Ahrens
Title: Executive Vice President

SCHEDULE A

to the

ADVISORY AGREEMENT

dated June 2, 2009, amended as of July 1, 2013

between

ADVISORSHARES TRUST

and

ADVISORSHARES INVESTMENTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate
WCM/BNY Mellon Focused Growth ADR ETF	0.75%
Accuvest Global Long Short ETF	1.35%
Peritus High Yield ETF	1.10%
Ranger Equity Bear ETF	1.50%
Cambria Global Tactical ETF	0.90% on the first $250,000,000 of average daily net assets of the Fund; 0.80% on the next $750,000,000 of average daily net assets of the Fund; 0.70% on the next $4,000,000,000 of average daily net assets of the Fund; and 0.60% on average daily net assets of the Fund in excess of $5,000,000,000
Madrona Domestic ETF	0.80%
Madrona International ETF	0.80%
Madrona Global Bond ETF	0.50%
Meidell Tactical Advantage ETF	1.20%
TrimTabs Float Shrink ETF	0.99%
Accuvest Global Opportunities ETF	0.95%
Global Echo ETF	1.10%
STAR Global Buy-Write ETF	1.35%
QAM Equity Hedge ETF	1.00%
Global Alpha & Beta ETF	1.00% on the first $100,000,000 of average daily net assets of the Fund; 0.90% on the next $150,000,000 of average daily net assets of the Fund; 0.80% on the next $750,000,000 of average daily net assets of the Fund; and 0.70% on average daily net assets of the Fund in excess of $1,000,000,000
Pring Turner Business Cycle ETF	1.00%
Newfleet Multi-Sector Income ETF	0.65%
International Gold ETF	0.80%

Gartman Gold/Euro ETF	0.55%
Gartman Gold/Yen ETF	0.55%
Gartman Gold/British Pound ETF	0.55%
Recon Capital Alternative Income ETF	1.50%
Athena International Bear ETF	1.35%
Sage Core Reserves ETF	0.30%
Treesdale Rising Rates ETF	1.15% on the first $250,000,000 of average daily net assets of the Fund; 1.05% on the next $750,000,000 of average daily net assets of the Fund; and 0.95% on average daily net assets of the Fund in excess of $1,000,000,000
Sunrise Multi-Asset Hedged ETF	1.50% on the first $250,000,000 of average daily net assets of the Fund; 1.35% on the next $750,000,000 of average daily net assets of the Fund; 1.275% on the next $1,500,000,000 of average daily net assets of the Fundand 0.95% on average daily net assets of the Fund in excess of $2,500,000,000

New funds and/or revised advisory fees appear in bold.